UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2006
Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 281-228-7200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On Friday, June 9, 2006, Cyberonics, Inc. (the “Company”) was informed by the staff of the Securities and Exchange Commission (the “SEC”) that it is conducting an inquiry relating to stock options granted at the Company. The Company, in cooperating with the staff of the SEC, will review its prior options grants and practices.
The Company historically has used annual equity grants, including stock options, to provide its executives with long-term incentives to build durable shareholder value. With regard to the June 15, 2004 option grants reported in the media, the Company has confirmed that the grants were approved unanimously by the Company’s Board of Directors without any member of management participating in the approval. These grants, which were disclosed in timely filings with the SEC, vest over a five-year period. None of the options subject to the grants have been exercised and none of the underlying shares have been sold.
The Board of Directors of the Company and management remain focused on working with payers to provide Americans with treatment resistant depression (“TRD”) access to VNS Therapy, the only treatment studied, proven safe and effective and FDA approved for this illness. We are currently meeting with payers to provide them with clinical and cost effectiveness evidence which demonstrates that coverage of VNS Therapy for patients with TRD that have been previously hospitalized or treated with electroconvulsive therapy is in the best interests of patients and their payers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERONICS, INC.
By:	/s/ David S. Wise
	Name:	David S. Wise
	Title:	Secretary

June 12, 2006